Exhibit 10.2

Relocation Agreement

TO	Brent Shafer

FROM	Global Mobility

DATE	February 19, 2018

SUBJECT	Relocation Agreement

This Relocation Agreement (this “Agreement”) sets out the arrangements of your relocation from Park City, UT to Kansas City, MO. The terms and conditions of your relocation are strictly confidential and must be held so by you and any other party who has access to the relocation arrangements, unless otherwise required by applicable law. All terms and conditions of your relocation are governed by this Agreement and the Platinum Relocation Guideline (the “Guideline”), which is attached hereto as Exhibit A and incorporated into this Agreement by reference. Any exceptions to the Guideline are explicitly noted in this Agreement. Capitalized terms used but not defined herein are defined in the Guideline. Please review and sign below to indicate your agreement with the terms of this Agreement.

Relocation Assistance

•	Cerner will provide two (2) house-hunting trips to Kansas City, MO. Reimbursable expenses include airfare, lodging, per diem or actuals, in accordance with Cerner’s Travel Policy.

•
Cerner will provide a start-up allowance of $80,000 USD in lieu of home sale assistance. The lump sum payment will be paid to you net of taxes and Cerner will pay the taxes on your behalf at the IRS published supplemental rate.

•	Cerner will provide a miscellaneous allowance of $15,000 USD. The lump sum payment will be paid to you net of taxes and Cerner will pay the taxes on your behalf at the IRS published supplemental rate.

•
Cerner will arrange for the packing and shipping of personal goods from Park City, UT to Kansas City, MO in accordance with the Guideline. Cerner will cover the full cost of the household goods shipment, including taxes.

•	Cerner will ship up to three (3) vehicles from Park City, UT to Kansas City, MO.

•	Cerner will provide temporary accommodations in the Kansas City, MO for up to 90 days.

•
Cerner will provide Home Purchase Assistance Reimbursement in Kansas City, MO. This covers normal and customary closing costs such as appraisal, inspection, application fees, title insurance, government recordings and other miscellaneous charges. Please refer to the Guideline for covered costs.

•	The Platinum Relocation Guideline is attached and the total cost of the relocation not to exceed $380,000 USD.

By signing below, you agree to the terms and conditions of the Guideline and this Agreement. A signed Agreement must be received by Global Mobility before any assignment benefits will be initiated. This Agreement is your entire agreement with Cerner concerning the subject matter hereof, and this Agreement cancels, terminates and supersedes any of your previous oral or written understandings or agreements with Cerner or with any director, officer or representative of Cerner with respect to your relocation. Cerner has the right, in its sole discretion, to amend and/or terminate this Agreement and/or the Guideline at any time.

/s/ Brent Shafer	2/22/2018
Brent Shafer	Date

/s/ Julia M. Wilson	2/22/2018
Julia Wilson, EVP & Chief People Officer	Date

Exhibit A

Platinum Relocation Guideline

The Platinum Relocation Guideline (this “Guideline”) documents the relocation benefits available. Cerner’s relocation benefits are administered through Cerner’s relocation provider, Graebel. All requests for relocation assistance should be directed to Global Mobility prior to any relocation activities taking place.

Eligibility

This Guideline applies to newly hired or current associates who move at Cerner’s request. The associate’s move must meet the IRS 50-Mile Rule to qualify for relocation assistance, which means that the distance between the associate’s former residence and new place of employment must be 50 miles more than the distance between the associate’s former residence and former place of employment. The IRS 50-Mile Rule also requires that the associate’s move be made within 12 months from the hire or transfer date, although the associate is expected to begin working in the new work location on the agreed upon hire or transfer date. If a move has not taken place within 12 months from the hire or transfer date, all relocation benefits will be forfeited and any relocation benefits already distributed will be 100% recoverable according to the Repayment Provision of this Guideline.

Shipment of Personal Goods

Cerner will pay the expenses for a full-service move from the current location to the receiving location, including packing, valuation and transit. Graebel will make arrangements for a moving company to contact the associate to begin this process. Please see the table below for specific services that Cerner will provide as a part of this benefit. The final shipment invoice amount will be recoverable according to the Repayment Provision of this Guideline.

Cerner will provide	Cerner will NOT provide
Packing, loading, transporting and unloading goods, including crating and uncrating of all televisions (plasma, LCD, or any other HDTV that requires crating)	Overtime charges on nights and weekends
30 days of storage (household goods only)	Storage greater than 30 days or storage of autos
3rd party services for: washer, dryer or refrigerator hook ups, piano, grandfather clock, waterbed, and/or pool table (as long as these items are being utilized at origin)
3rd party services for: hot tub, basketball goal, swing sets, additional wiring for washer, dryer or refrigerator, exercise equipment, computer/audio systems, light fixtures, fireplace doors, satellite dishes

Transportation of automobiles - 1 car or 2 cars if move is greater than 1000 miles	Transportation of hot tubs, boats and other recreational vehicles
Waste management - 1 trip Elevator charges, stair carry or shuttle service (if necessary)	Transportation of the following items: firewood, lumber, flammable items, guns, ammunition, pets, plants, collections (i.e., jewelry, stamps, wine, etc.)
Valuation: Full replacement value with zero deductible based on$6.00 per pound, up to $100,000.	Additional valuation coverage

Final Move Trip

Cerner will reimburse one-way economy-class airfare, direct-route mileage, or alternate mode of transportation, along with enroute hotel (as applicable) for the associate and accompanying legal dependents for the final trip to the destination location. Travel arrangements must be made through Cerner’s approved travel provider and follow the appropriate Cerner Travel Policy. Expenses must be submitted to Graebel with a copy of the receipt within 30 days of incurring the expense.

Temporary Accommodations

Cerner will provide assistance with furnished temporary accommodations (housing), if necessary, prior to securing permanent housing in the destination location. The associates responsible for meals and incidentals. Temporary accommodations will be booked by Graebel Relocation. If the associate is purchasing a home in the new location, the associate is eligible for up to 30 days of temporary accommodations. If the associate is renting in the new location, the associate is eligible for up to 14 days.

Home Sale Assistance

Cerner will provide home sale assistance through the Buyer Value Option (BVO) Home Sale Program. The BVO program must be utilized in order to receive home sale benefits from Cerner. If the associate’s property is not eligible, Cerner may provide alternative home sale assistance. Associates must not list the home for sale until a Graebel consultation has taken place and realtor compliance confirmed. This benefit is recoverable per the Repayment Provision of this Guideline.

Home Purchase Assistance

Cerner will reimburse normal and customary closing costs per the below grid. All eligible closing costs will be direct-billed to Cerner if the associate uses a Graebel-referred lender. If an alternate lender is used, the associate will pay for closing costs and request reimbursement through Graebel after closing. Associates that purchase a home in the receiving location within 12 months of the effective date of the relocation are eligible to receive reimbursement for the following administrative costs:

Cerner will provide reimbursement for:
Items payable in connection with loan:	Appraisal fee; credit report; lender’s inspection fee; application fee; underwriting fee
Title Charges:	Settlement/closing fee; abstract/title search; title examination; title insurance binder; documentation preparation; notary fees
Title Insurance:	Lender’s coverage; owner’s coverage
Government recording:	Recording fee; city/county tax/stamp; state tax/stamp
Additional settlement charges:	Survey; pest inspection
Other miscellaneous charges:	Tax service fee; express (courier) service; flood plain certificate; home inspection
Other miscellaneous charges (only if required by lender):	Septic/well inspection; engineering inspection; roof inspection; radon inspection
Attorney’s fees:	Lender’s or Borrower’s (when required by the state), up to a maximum of 1% or purchase price or $1000, whichever is less in lieu of associate missing work to finalize closing

Cerner will NOT provide reimbursement for loan or home purchase origination fees; loan discounts; mortgage insurance application fees; or mortgage insurance premiums. The home purchase assistance benefit is recoverable per the Repayment Provision of this Guideline.

Non-Compliant Real Estate Agent

All real-estate brokers must either be referred by or pre-qualified by Graebel as an approved realtor of their program. If the associate uses a real estate agent for home sale or home purchase that was not referred by Graebel, or if the real estate agent is not willing to comply with the required referral fee, the associate is required to pay the non-compliant fee ($2,395) for each transaction that was non-compliant. The fee will be withheld from the associate’s equity at the home sale closing if equity exists, or the associate will pay the fee prior to closing if equity does not exist. The fee will be deducted from the associate’s closing costs reimbursement on a home purchase.

Lease Break Assistance

If the associate has a rental agreement on a primary residence in the sending location and is subject to a lease termination penalty or fee, Cerner will reimburse the associate for actual costs up to a maximum of two months’ rent. The associate must submit appropriate documentation including the original lease agreement in the associate’s name, written documentation of lease termination date and penalties from the landlord. The associate is expected to make every effort to minimize all expenses related to the relocation. This amount is recoverable per the Repayment Provision of this Guideline.

Relocation Allowance

Cerner will provide a $2,500 relocation allowance to cover additional miscellaneous expenses associated with the relocation which are not otherwise covered in this relocation package. Graebel will issue the relocation allowance within 30 days of the associate’s hire or transfer date. This amount is recoverable per the Repayment Provision of this Guideline.

Tax Considerations

The relocation allowance amount represents taxable income and the total relocation expense also includes the additional taxes the associate owes as a result of this payment. This is reflected on the associate’s form W-2 at the conclusion of the tax year. Cerner pays/withholds the taxes on the associate’s behalf so the net relocation allowance is received at the time of relocation. Cerner pays the taxes at the IRS published supplemental rate. The relocation allowance amount and the additional tax payment make up the total relocation expense, however, and the associate will be responsible for repayment of the entire amount under the Repayment Provision of this Guideline, as applicable.

Time Off

Cerner may provide up to 3 days of administrative time off. Time off must be used within 30 days of hire or transfer date, cannot be used before the first day of employment, and should be coordinated with the associate’s manager(s) to ensure business needs are not negatively impacted.

Repayment Provision

The associate understands and agrees that in the event employment with Cerner terminates voluntarily or involuntarily for cause within two (2) years from the date any recoverable relocation benefit was received, the associated relocation benefit is 100% recoverable during the first year and recoverable on a 12-month prorated basis during the second year. Recoverable benefits are explicitly noted as such in this Guideline. Cerner reserves the right to offset such amounts owed to Cerner against all salary, bonuses, accrue d time off pay, expense reimbursements and other Cerner monies owed to the associate, as allowable by law. Cerner also reserves the right to collect such amounts through legal means if necessary.

Miscellaneous

This Guideline shall not be considered or construed as an employment contract. Furthermore, this Guideline does not confer upon the associate any right to continued employment, nor does it supersede the associate’s individual Employment Agreement or Cerner’s administrative practices. Cerner shall decide disputes related to the rights under this Guideline with respect to any and all parties. In deciding such disputes, Cerner shall have full and complete discretionary authority to (i) construe and interpret the provisions of this Guideline and to determine the right of any person to any interest in or eligibility for any pay, reimbursement or other benefit under this Guideline, and (ii) make any and all factual determinations necessary to determine the right of any person to any interest in or eligibility for any pay, reimbursement or other benefit under this Guideline, and no person shall be entitled to any pay, reimbursement or other benefit under this Guideline if Cerner decides in its discretion that there is no entitlement to that pay, reimbursement or other benefit. Unless otherwise prohibited by applicable state law, this Guideline shall be governed in accordance with the laws of the state of Missouri.